UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2017

KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	333-207471	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the Institute Property (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On November 9, 2017, KBS Growth & Income REIT, Inc., (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), acquired from 213 W. Institute Owner LLC and 218-224 W. Chicago Owner LLC (together, the “Seller”) a seven-story office building containing 157,166 rentable square feet located on approximately 0.5 acres of land and a parking lot containing approximately 8,038 square feet on approximately 0.18 acres of land in Chicago, Illinois (together, the “Institute Property”). The Seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor. The total purchase price of the Institute Property was $43.5 million plus closing costs. The Company funded the total purchase of the Institute Property with proceeds from its terminated private offering, its terminated primary public offering and proceeds from the Amended and Restated Term Loan (discussed in Item 2.03 below).
The Institute Property was built in 1908 and renovated in 2017. As of November 1, 2017, the Institute Property was approximately 92% leased to 38 tenants. The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of the Institute Property is approximately $3.0 million. The current weighted-average remaining lease term for the tenants is approximately 4.9 years. The current weighted-average rental rate (net of rental abatements) over the remaining lease term is $25.66 per square foot.
ITEM 2.03 CREATION OF A DIRECT OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
On November 9, 2017, in connection with the acquisition of the Institute Property, the Company amended its existing term loan, with JP Morgan Chase Bank N.A. (the “Lender”), to increase the loan amount to $72.8 million (consisting of $48.5 million of term commitment and $24.3 million of revolving commitment) and to add the Institute Property as collateral to the Term Loan (as amended, the “Amended and Restated Term Loan”). The Amended and Restated Term Loan bears interest at a floating rate of interest per annum equal to 2.0% over one-month LIBOR. The initial maturity date is November 9, 2020, with two one-year extension options, subject to certain terms and conditions contained in the loan agreement. Monthly payments are interest only with the entire unpaid principal balance and all outstanding interest and fees due at maturity. Also on November 9, 2017, the Company drew $40.3 million under the Amended and Restated Term Loan (consisting of $16.0 million of term commitment and $24.3 million of revolving commitment) which, when combined with $32.5 million already outstanding under the Term Loan, was the maximum amount available to be drawn. The Company has the right to prepay all or a portion of the Amended and Restated Term Loan at any time, subject to certain fees and conditions contained in the loan documents.
KBS GI REIT Properties, LLC (“KBS GI REIT Properties”), the Company’s wholly owned subsidiary, in connection with the Amended and Restated Term Loan, is providing a guaranty of the payment of (i) a maximum of 25% of the principal balance and any interest or other sums outstanding under the Amended and Restated Term Loan as of the date such amounts become due, and (ii) the principal balance and any interest or other sums outstanding under the Amended and Restated Term Loan in the event of: certain bankruptcy, insolvency or related proceedings involving the Buyer, the owners of The Offices at Greenhouse and Von Karman Tech (collectively, the “Owners”) and KBS GI REIT Properties, as described in the loan documents; and certain voluntary transfers by the Owners relating to the Institute Property, The Offices at Greenhouse and Von Karman Tech, respectively, in violation of the loan documents. KBS GI REIT Properties is also providing a guaranty of the payment of certain liabilities, losses, damages, costs and expenses (including legal fees) incurred by the Lender as a result of certain intentional actions or omissions committed by the Owners, KBS GI REIT Properties and/or any of their affiliates in violation of the loan documents, or certain other occurrences in relation to The Offices at Greenhouse, Von Karman Tech, the Institute Property and/or the Owners, as further described in the amended and restated guaranty.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before January 26, 2018, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: November 16, 2017	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer